Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	State of Organization or Incorporation
Go Fight Net, Inc.	New York
Roundtable Creative, Inc., (d/b/a/ “SuckerPunch Entertainment”)	Virginia